SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 4, 2003
                                                         ----------------


                             PMA Capital Corporation
                             -----------------------
             (Exact name of registrant as specified in its charter)

        Pennsylvania                   000-22761             23-2217932
        ------------                   ---------             ----------
(State or other jurisdiction          (Commission            (IRS Employer
of incorporation)                     File Number)           Identification No.)


                         1735 Market Street, Suite 2800
                            Philadelphia, Pennsylvania           19103-7590
                            --------------------------           ----------
                    (Address of principal executive offices)     (Zip Code)


               Registrant's telephone number, including area code:

                                 (215) 665-5046
                                 --------------

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

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Item 5.  Other Events and Regulation FD Disclosure.
         ------------------------------------------

         The following is an update to the risk factors included in our Form 10-K for the year ended December 31, 2002. This Form 8-K should, therefore, be read in conjunction with the risk factors included in that periodic report.

Because insurance and credit ratings are important to our policyholders and creditors, downgrades in our ratings may adversely affect us.

         Due to our announcement (attached hereto as Exhibit 99.1) that we will record a pre-tax charge of approximately $150 million at September 30, 2003 primarily to strengthen loss reserves at our reinsurance operations, on November 4, 2003, we were informed that the principal nationally recognized ratings agencies that rate the financial strength of our principal insurance subsidiaries and the debt of PMA Capital Corporation have taken the following actions on our ratings:

         o A.M. Best announced that it has lowered the insurer financial strength rating of PMA Capital Insurance Company, our reinsurance subsidiary, from A- (4th of 16) to B++ (5th of 16), and has lowered the insurer financial strength rating of The PMA Insurance Group (Pennsylvania Manufacturers' Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company), or the Pooled Companies, our primary insurance subsidiaries, from A- (4th of 16) to B++ (5th of 16). All of these ratings are under review with negative implications.

         o Standard & Poor's announced that it has lowered the insurer financial strength of PMA Capital Insurance Company from A- (7th of 21) to BBB- (10th of 21), and has lowered the insurer financial strength of the Pooled Companies from A- (7th of 21) to BBB (9th of 21). Standard & Poor's also lowered the senior debt ratings on PMA Capital Corporation from BBB- (10th of 22) to BB- (13th of 22). All of these ratings are on credit watch with negative implications.

         o Moody's Investors Service announced that it has lowered the insurer financial strength of PMA Capital Insurance Company from Baa1 (8th of 21) to Ba1 (11th of 21), and has lowered the insurer financial strength of the Pooled Companies from Baa1 (8th of 21) to Baa2 (9th of 21). Moody's also lowered the senior debt ratings on PMA Capital Corporation from Ba1 (11th of 21) to Ba3 (13th of 21). All of these ratings are on review for further possible downgrade.

         As we have stated previously, a downgrade in our insurer financial strength ratings could result in a material loss of business as policyholders move to other companies with higher financial strength ratings. We believe that the aforementioned downgrades, especially the A.M. Best downgrades, will materially impair the ability of our reinsurance operations to write business and will significantly impair the ability of our primary insurance operations to write business. Any further downgrades to our insurer financial strength ratings would have a material adverse effect on our results of operations, liquidity and capital resources.

         The downgrade in our debt ratings will affect our ability to raise additional debt with terms and conditions similar to our current debt, and, accordingly, will increase our cost of capital. In addition, this downgrade of our debt ratings will make it more difficult to raise capital to refinance any

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

maturing debt obligations and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries.

         If Standard & Poor's lowers the debt rating assigned to our 4.25% Senior Convertible Debentures due 2022, or the Debentures, below BB- and Moody's lowers the debt rating assigned to the Debentures below Ba3, or the ratings assigned to the Debentures are suspended or withdrawn, or only one rating agency is rating the Debentures and the rating is below the levels specified in this sentence, then each $1,000 principal amount of the Debentures, of which $87.25 million is outstanding, will become convertible into 61.0948 shares of our Class A common stock at a conversion price of $16.368 per share, subject to adjustment upon certain events as described in the indenture filed as an exhibit to our Form 8-K dated October 16, 2002.

         These ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that we or our principal insurance subsidiaries can maintain these ratings. Each rating should be evaluated independently of any other rating.

Item 12. Disclosure of Results of Operations and Financial Condition
         -----------------------------------------------------------

         On November 4, 2003, the registrant issued a news release, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

         The information, including exhibits attached hereto, furnished under this Item 12 shall be deemed "filed" for the purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information in this Current Report shall be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act.


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

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            PMA Capital Corporation




Date: November 4, 2003                      By:  /s/ William E. Hitselberger
                                                 ------------------------------
                                                  William E. Hitselberger
                                                  Senior Vice President,
                                                  Chief Financial Officer and
                                                  Treasurer


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


                                Index to Exhibits


     Number             Description                     Method of Filing
     ------             -----------                     ----------------

      99.1         PMA Capital Corporation               Filed herewith.
                   news release dated
                    November 4, 2003



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